I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “ASPIRIANT GLOBAL EQUITY TRUST”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF NOVEMBER, A.D. 2011, AT 1:42 O’CLOCK P.M.

5069538 8100 111221851 you may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9174919 DATE: 11-22-11

State of Delaware Secretary of State Division of Corporations Delivered 01:51 PM 11/22/2011 FILED 01:42 PM 11/22/2011 SRV 111221851 – 5069538 FILE

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First:	The name of the trust is Aspiriant Global Equity Trust (the “Trust”).

Second:	The name and address of the Registered Agent in the State of Delaware is:

National Corporate Research, Ltd. 615 South DuPont Highway Dover, DE 19901

Third:	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered management investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fourth:	Notice is hereby given that the governing instrument of the Trust provides for the creation of one or more series of the Trust and the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

Fifth:	This certificate shall be effective upon filing.

Signature of Initial Trustee Jason Thomas

11/22/2011
Date